Exhibit 99.1

China Redstone Group Reports First Quarter Financial Results

For the Quarter ended June 30, 2010

CHONGQING, China, August 16, 2010 – China Redstone Group, Inc. (OTC Bulletin Board: CGPI.OB) ("China Redstone" or the "Company"), the largest private provider of cemetery products and services in Chongqing, China, today announced financial results of the first fiscal quarter ended June 30, 2010.

-	Revenue increased 45.4% to $12.1 million
-	Non-GAAP adjusted net income increased 22.5% to $3.9 million with adjusted EPS of $0.30
-	Gross margin increased 740 basis points to 60.5%
-	China Redstone reiterates guidance for FY2011: Revenue of $40.0 million and net income of $19.5 million with EPS of $1.45
-	Management to host earnings conference call on August 17, 2010 at 10:30am ET

SUMMARY FINANCIALS

First Quarter Fiscal 2011 Results (unaudited)
	Q1 Fiscal 2011	Q1 Fiscal 2010	CHANGE
Net Sales	$12.1 million	$8.3 million	+45.4%
Gross Profit	$7.3 million	$4.4 million	+65.7%
GAAP Net Income Adjusted Non-GAAP Net Income	$4.7 million $3.9 million (1)	$3.2 million $3.2 million	+52.1% +22.5%
GAAP EPS (Diluted) Adjusted Non-GAAP EPS (Diluted)	$0.38 $0.30 (1)	$0.36 $0.36	+5.5% -16.7%
Weighted Average Shares	12.7 million	8.8 million	+44.0%

*Excluding gain on change in fair value of warrants of $0.9 million for Q1 2011.  For more information about the non-GAAP financial measures contained in this press release, please see "About Non-GAAP Financial Measures" below.

First Quarter Fiscal 2011 Financial Results

Revenue for the first quarter of fiscal year fiscal 2011 increased 45.4% to approximately $12.1 million compared to $8.3 million for the first quarter of fiscal 2010.  All revenue in the quarter was generated by cemetery plot sales. The significant increase in revenue was due to enhanced marketing and advertising efforts and the development of new cemetery plots. For the first fiscal quarter of 2011, which ended June 30, 2010, the Company sold 1,854 plots, representing a 12.3% sequential increase from the three months ended March 31, 2010. The average sales price per plot for the first quarter of fiscal 2011 was $6,557, 14% higher than the average sales price for fiscal 2010 and well above the $5,000 to $6,250 that the Company has forecasted for fiscal year ending March 31, 2011.

	April 2010	May 2010	June 2010	FY10	FY11 Guidance
Cemetery Plot Sales	621	602	627	6730	7000
Average Sales Per Plot	$6,407	$6,525	$6,738	$5,750	$5,000-$6,250

"We are pleased with the positive operating results generated from our cemetery plot sales," stated Mr. Yivou Ran, Chairman and Chief Executive Officer of China Redstone. "We continue to experience robust growth in our cemetery business, which showed measured gains in revenues, number of plots sold and average sales price.”

Cost of goods sold for the first quarter of fiscal 2011 was approximately $4.8 million or 39.5% of revenues, as compared to $3.9 million or 46.9% of revenues for the first quarter of fiscal 2010. Gross profits for the first quarter of fiscal 2011 were $7.3 million with gross margins of 60.5%, compared to $4.4 million in gross profit and gross margins of 53.1% for the first quarter of fiscal 2010. The increase in gross profit was primarily due to a decrease in cemetery development costs per plot and an increase in sales of deluxe tombs which generate approximately 20% higher margins than traditional tombs. In addition, the Company used a new technology applied by its contractors for casting shale stone memorials which led to a 60% decrease in the use of raw materials.

Operating expenses for the first quarter of fiscal 2011 were approximately $1.8 million, an increase of 507.5% compared to the same period in fiscal 2010, which resulted from higher advertising expenses to attract more customers, and higher general and administrative expenses commensurate with increased sales activities.

Operating income for the first quarter of fiscal 2011 totaled approximately $5.5 million, a 34.1% increase from $4.1 million reported for the first quarter of fiscal 2010. Operating margins were 45.2% and 49.0% for the first quarter of fiscal 2011 and 2010, respectively.

GAAP net income was approximately $4.7 million for the first quarter of fiscal 2011, a 52.1% increase from the first quarter of fiscal 2010. Diluted earnings per share were $0.38 for the first quarter of fiscal 2011 compared to $0.36 for the first quarter of fiscal 2010, based upon 12.7 million and 8.8 million diluted common shares outstanding, respectively. Adjusted Non-GAAP net income for the first quarter of fiscal 2011, excluding gain on change in fair value of warrants of $0.9 million, was $3.9 million, or $0.30 per diluted common share based on 12.7 million diluted common shares outstanding at June 30, 2010.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $9.4 million on June 30, 2010, compared to $9.4 million on March 31, 2010. Inventory was approximately $17.5 million on June 30, 2010, versus approximately $11.2 million on March 31, 2010. The Company had a current ratio of 5.2 to 1 and stockholders’ equity of $42.8 million, with total assets of $57.7 million versus total liabilities of $14.9 million on June 30, 2010.

For the first quarter of fiscal 2011, the Company generated $0.6 million in cash from operations versus $3.2 million for the same period in the first quarter of fiscal 2010. The decrease was primarily to cash paid for inventory developed for sale.

“The beginning of 2011 fiscal year has started off well for China Redstone, having sold 1,854 plots during the first fiscal quarter,” added Mr. Ran. “As the largest developer and provider of cemetery products and services in the most populated of China's four provincial level municipalities, China Redstone is well positioned to capitalize on growth in the death care industry. We are tracking our target to surpass 7,000 cemetery plots this fiscal year. The Company continues to experience strong demand for its cemetery plots due to rapid growth in our customers' disposal income, the convenient location of our cemetery which services a population with 31.4 million residents in Chongqing, and the Fengshu created by the optimal lakefront location in a peaceful property. With 80% of our land still available for development, a strong working capital position and cash flow positive business, we are well positioned to capitalize on our growth plan."

Conference Call

The conference call will take place at 10:30 a.m. ET on Tuesday, August 17, 2010. Interested participants should call 1-877-941-4776 when calling within the United States or 1-480-629-9762 when calling internationally (passcode 4344215).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=0000793A, or visiting http://www.viavid.net, where the webcast can be accessed through August 24, 2010.

A playback will be available through August 24, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally (passcode 4344215).

About China Redstone Group, Inc.

China Redstone is a cemetery developer and provider of cemetery products and services in Chongqing, China, through its contractually controlled affiliate Chongqing Foguang Tourism Development (Group) Co., Ltd. Founded in 2002, the Company provides a complete range of funeral merchandise and services, including cemetery property, both at the time of need and on a preneed basis. Its cemeteries are highly regarded in terms of a number of factors such as tradition, reputation, physical size, capacity of business, available supply, name recognition, aesthetics and potential for development or expansion.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Redstone Group, Inc. Accordingly, management excludes the change in derivative liabilities. The Company believes that providing to its investors the non-GAAP measures that management uses is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

Reconciliation of GAAP Net Income to Adjusted Net Income (Unaudited)

Three Months Ended June 30,	2010	2009
GAAP Net (loss) income	$4,796,815	$3,153,602
Non-GAAP
Change in fair value of derivative liabilities	$(934,432)	--
Adjusted Net income	$3,862,383	$3,153,602
Weighted Average Shares Outstanding	12,668,095	8,800,000
Adjusted Earnings Per Share	$0.30	$0.36

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

For further information, contact:

China Redstone Group, Inc.
Mr. Michael Wang, CFO
Tel: +1-888-600-7955

Or

     Ted Haberfield , Executive VP
     HC International, Inc.
     Tel: +1-760-755-2716
     Email: thaberfield@hcinternational.net
     Web: http://www.hcinternational.net

-- Tables to Follow –

CHINA REDSTONE GROUP, INC
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	March 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,353,964	$9,367,276
Inventory	17,455,598	11,194,905
Other current assets	5,288	2,430
TOTAL CURRENT ASSETS	26,814,850	20,564,611

PROPERTY AND EQUIPMENT, NET	7,388,711	7,241,174

OTHER NON-CURRENT ASSETS
Costs incurred for real estate projects in progress	8,543,400	10,122,300
Related party receivable	1,414,080	1,408,320
Prepaid lease expense	780,138	787,412
Intangible assets, net	11,570,032	11,787,903
TOTAL OTHER NON-CURRENT ASSETS	22,307,650	24,105,935

TOTAL ASSETS	$56,511,211	$51,911,720

LIABILITIES & STOCK HOLDERS ' EQUITY
CURRENT LIABILITIES
Accounts payable	$84,162	$113,197
Welfare payable	97,461	97,064
Taxes payable	1,752,361	1,441,490
Other accrued payables	88,725	76,507
Current portion of deferred revenue	429,434	425,000
Accrued inventory purchases	-	443,036
Short-term notes payable	2,043,051	2,474,829
Warrant derivative liability	431,894	1,366,326
TOTAL CURRENT LIABILITIES	4,927,088	6,437,449

LONG-TERM LIABILITIES
Deferred revenue	9,543,773	9,625,403
TOTAL LONG-TERM LIABILITIES	9,543,773	9,625,403

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, 20,000,000 shares authorized,	-	-
$0.001 par value; no shares issued and outstanding
Common stock, 100,000,000 shares authorized,	12,673	12,402
$0.001 par value; 12,672,262 and 12,402,262 shares
issued and outstanding, respectively
Additional paid-in-capital	16,726,359	15,488,593
Retained earnings	22,958,678	18,161,863
Accumulated other comprehensive income	2,342,640	2,186,010
TOTAL STOCKHOLDERS' EQUITY	42,040,350	35,848,868

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$56,511,211	$51,911,720

CHINA REDSTONE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the three months ended	For the three months ended
	June 30, 2010	June 30, 2009

REVENUE
Cemetery	$12,094,587	$8,317,528
Park construction services	-	-
Total revenue	12,094,587	8,317,528

COST OF GOODS SOLD
Cemetery	4,773,458	3,899,886
Park construction services	-	-
Total cost of goods sold	4,773,458	3,899,886

GROSS PROFIT	7,321,129	4,417,642

OPERATING EXPENSES
Selling expenses	68,925	44,920
General & administrative expenses	1,781,798	293,293
TOTAL OPERATING EXPENSES	1,850,723	338,213

INCOME FROM OPERATIONS	5,470,406	4,079,429

OTHER INCOME (EXPENSES)
Other income	117,844	103,281
Gain on change in fair value of warrants classified as derivatives	934,432	-
Interest expenses	(56,257)	(59,400)
Interest income	15,768	2,429
Rental income, net	61,306	65,433
Non-operating expenses	(2,611)	-
TOTAL OTHER INCOME	1,070,482	111,743

INCOME BEFORE INCOME TAXES	6,540,888	4,191,172

INCOME TAXES	(1,744,073)	(1,037,570)

NET INCOME	$4,796,815	$3,153,602
	3,862,383	3,153,602
OTHER COMPREHENSIVE INCOME
Foreign currency translation	156,630	18,953
COMPREHENSIVE INCOME	$4,953,445	$3,172,555

EARNINGS PER SHARE:
EARNINGS PER SHARE - BASIC	$0.38	$0.36
EARNINGS PER SHARE - DILUTED	$0.38	$0.36
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	12,668,095	8,800,000
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	12,668,095	8,800,000

CHINA REDSTONE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended	For the three months ended
	June 30, 2010	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$4,796,815	$3,153,602

Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	117,912	62,746
Gain on change in fair value of warrants classified as derivatives	(934,432)	-
Stock issued for consulting services	1,178,975	-
Stock issued for board of director fees	59,063	-
Changes in assets and liabilities:
Accounts receivable	-	61,384
Inventory	(4,328,524)	(546,044)
Prepaid lease expense	-	10,471
Other currents assets	(6,906)	-
Accounts payable	(29,460)	410,200
Taxes payable	304,975	195,640
Other accrued payables	11,905	1,901
Accrued inventory purchases	(444,849)	-
Deferred revenue	(118,302)	(103,190)
Net cash provided by operating activities	607,172	3,246,710

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(225,795)	-
Costs incurred for real estate projects in progress	-	(3,516,000)
Net cash used in investing activities	(225,795)	(3,516,000)

CASH FLOWS FROM FINANCING ACTIVITY:
Payment on note payable	(441,900)	-
Net cash used in financing activities	(441,900)	-

Net (decrease) increase in cash and cash equivalents	(60,523)	(269,290)

Effects of foreign exchange	47,211	31,725

Cash and cash equivalents, beginning of period	9,367,276	1,392,961

Cash and cash equivalents, end of period	$9,353,964	$1,155,396

SUPPLIMENTAL INFORMATION
Interest paid	$56,257	$59,552
Taxes paid	$1,744,073	$1,034,519